Exhibit 10.3

AMENDMENT NO. 1 TO AMENDED AND RESTATED 10.0% NOTE

This AMENDMENT NO. 1 TO AMENDED AND RESTATED 10.0% NOTE, dated as of December 15, 2022 (this “Amendment”), is by and between Stronghold Digital Mining, Inc., a Delaware corporation (the “Borrower”), and Parallaxes Capital Opportunity Fund IV, L.P. (the “Holder”). Capitalized terms which are used in this Amendment without definition and which are defined in the Note (as defined below) shall have the same meanings herein as in the Note.

R E C I T A L S:

WHEREAS, the Borrower issued that certain Amended and Restated 10% Note due February 15, 2023, dated as of August 16, 2022 (the “Note” and as amended by this Amendment No. 1, the “Amended Note”), in favor of the Holder; and

WHEREAS, the Borrower and the Holder desire to (i) revise the terms of the December 15, 2022 amortization payment to such dates as reflected on Schedule I attached hereto and (ii) waive the Specified Default (as defined below), in each case, in part, in order to negotiate mutually acceptable structures to make such payment and future payments in equity or equity-like securities; and

WHEREAS, the Borrower has previously made the amortization payment payable on November 15, 2022 pursuant to Section 6(b) of the Notes.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and subject to the terms and conditions hereof, the parties hereto agree as follows:

SECTION 1. Amendments. As of the First Amendment Effective Date (as defined below), (i) the Note is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth on Exhibit A attached hereto, and (ii) Schedule I to the Note is hereby replaced in its entirety with Schedule I attached hereto. For the avoidance of doubt, Section 6(b) of the Note is amended to reflect the revised dates set forth on Schedule I hereto.

SECTION 2. Conditions. This Amendment shall become effective as of the date of the satisfaction of the following conditions (the “First Amendment Effective Date”):

(a)          Delivery.  The Holder shall have received from the Borrower an executed counterpart of this Amendment.

(b)          No Default or Event of Default.  No Default or Event of Default shall have occurred or be continuing immediately after giving effect to this Amendment, including waiver of the Specified Default (as defined below) and the changes contemplated under Schedule I hereto.

SECTION 3. Waiver. Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Holder hereby waives any potential Event of Default pursuant to Section 8(a)(xiii) of the Note to the extent such Event of Default would result solely from the notification from the Listing Qualifications Department of The Nasdaq Stock Market LLC on November 30, 2022 that the Borrower is not in compliance with the conditions for continued quotation (the “Specified Default”); for the avoidance of doubt, such waiver does not extend to any Event of Default resulting from the Common Stock no longer being listed or quoted on a Trading Market.

SECTION 4. Representations and Warranties.  The Borrower hereby represents and warrants as of the date hereof to the Holder as follows:

(a)        (i) The Borrower and each Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in the case of this clause (iii), to the extent that failure to do so could not reasonably expected to have a Material Adverse Effect.

(b)        The Amendment is within the Borrower’s corporate or other organizational powers and has been duly authorized by all necessary corporate or other organizational actions.  The Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)        Immediately after giving effect to this Amendment, including waiver of the Specified Default and the changes contemplated under Schedule I hereto, no Default or Event of Default has occurred and is continuing.

SECTION 5. Ratification. The Borrower hereby (a) except as specifically set forth in this Amendment, ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Note as amended hereby and any other Transaction Document, (b) agrees and acknowledges that the obligations constitute legal, valid and binding obligations of the Borrower, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (c) agrees that such ratification and reaffirmation is not a condition to the continued effectiveness of the Transaction Documents, and (d) agrees that neither such ratification and reaffirmation, nor the Holder’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from the Borrower with respect to any subsequent modifications, consent or waiver with respect to the Amended Note or other Transaction Documents. The Borrower acknowledges and agrees that, except as specifically set forth in this Amendment, any of the other Transaction Documents shall continue in full force and effect and that, except as specifically set forth in this Amendment, all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. The Amended Note and each other Transaction Document is in all respects hereby ratified and confirmed. This Amendment shall constitute a “Transaction Document” for purposes of the Amended Note.

SECTION 6. Miscellaneous.

6.1          Effect.

(a)          Upon the effectiveness of this Amendment, each reference in each Transaction Document to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to such Transaction Documents as modified hereby and each reference in the other Transaction Documents to the “Note,” or words of like import shall mean and be a reference to the Amended Note. This Amendment constitutes a Transaction Document and any breach of any representation or warranty made herein or covenant or agreement contained herein will constitute an Event of Default under the Amended Note (subject to any applicable grace periods, materiality qualifications or other qualifications set forth in the Amended Note).

(b)        Except as specifically set forth in this Amendment, the execution, delivery and effectiveness of this Amendment shall not (i) limit, impair, constitute an amendment, forbearance or waiver by, or otherwise affect any right, power or remedy of, the Holder under the Amended Note or any other Transaction Document or waive, affect or diminish any right of the Holder to demand strict compliance and performance therewith, (ii) constitute a waiver of, or forbearance with respect to, any Default or Event of Default, whether known or unknown or (iii) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Note or in any of the other Transaction Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

6.2        Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

6.3         Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. This Amendment may also be executed by facsimile or electronic transmission and each facsimile or electronic transmission signature hereto shall be deemed for all purposes to be an original signature page.

6.4        Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws thereof.

6.5         Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

6.6        Entire Agreement. This Amendment and the Amended Note contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings or agreements.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

STRONGHOLD DIGITAL MINING, INC.

By:	/s/ Greg Beard
Name:	Greg Beard
Title:	Chief Executive Officer

PARALLAXES CAPITAL OPPORTUNITY FUND IV, L.P.

By:	/s/ Andrew Lee
Name:	Andrew Lee
Title:	Chief Investment Officer

[Signature Page to Amendment No. 1 to Note]

Exhibit A

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXCHANGEABLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO BORROWER. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXCHANGE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: May 15, 2022
Amendment and Restatement Date: August 16, 2022
Amendment No. 1 to Amended and Restated Date: December 15, 2022
Principal Amount: $2,500,000
Purchase Price: $2,000,000

AMENDED AND RESTATED 10.0% NOTE
DUE FEBRUARY 15, 2023

THIS AMENDED AND RESTATED NOTE is one of a series of duly authorized and validly issued Notes of Stronghold Digital Mining, Inc., a Delaware corporation (the “Borrower”), having its principal place of business at 595 Madison Avenue, 28th Floor, New York, NY due February 15, 2023 (this amended and restated note, the “Note” and, collectively with the other notes of such series, the “Notes”).

FOR VALUE RECEIVED, Borrower promises to pay to Parallaxes Capital Opportunity Fund IV, L.P. maintaining an address at  250 Park Avenue FL 7 New York, NY 10177, or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) on February 15, 2023 (the “Maturity Date”) or such earlier date or dates as this Note is required or permitted to be repaid as provided hereunder, and to pay interest, if any, to the Holder on the aggregate then outstanding principal amount of this Note in accordance with the provisions hereof.

This Note carries an original issue discount of twenty percent (20%) of the Principal Amount, equal to Five Hundred Thousand Dollars ($500,000) (the “OID”), which is included in the principal balance of this Note. The purchase price of this Note is computed as follows: the Principal Amount minus the OID.

This Note is subject to the following additional provisions:

Section 1.           Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Affiliate” means with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

“Amended and Restated Warrant” means that certain Amended and Restated Class A Common Stock Warrant, issued by Borrower to Holder, originally issued on May 15, 2022, and amended and restated on August 16, 2022.

“Bankruptcy Event” means any of the following events: (a) Borrower or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to Borrower or any Subsidiary thereof, (b) there is commenced against Borrower or any Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) Borrower or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) Borrower or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) Borrower or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) Borrower or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) Borrower or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means Class A common stock, par value $0.0001 per share, of Borrower or the class of common stock of any Successor Entity into which Borrower’s Common Stock is converted upon a change of control.

“Event of Default” shall have the meaning set forth in Section 8(a).

“Freely Tradable” means, with respect to any security, that such security is no longer subject to the restrictions on trading under the provisions of Rule 144 under the Securities Act of 1933, as amended (or any successor rule or regulation to Rule 144 then in force), including volume and manner of sale restrictions, and the current public information requirement of Rule 144(e) (or any successor rule or regulation to Rule 144 then in force) no longer applies.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Guarantor” means each Guarantor as defined in the Guaranty Agreement from time to time.

“Guaranty Agreement” means the Guaranty Agreement executed as of the date hereof by each subsidiary of the Borrower in favor of the Holder (subject to the exclusions contained therein).

“Immaterial Subsidiary” means any direct or indirect subsidiary of the Borrower with assets valued not in excess of $10,000 in the aggregate.

“Mandatory Default Amount” means the sum of (a) the outstanding principal amount of this Note on the date the Mandatory Default Amount is either demanded (if demand or notice is required to create an Event of Default) or otherwise due and (b) all other amounts, costs and expenses due in respect of this Note, including accrued and unpaid interest through the Maturity Date.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Note, or (c) the rights or remedies available to the Holder under this Note.

“New York Courts” shall have the meaning set forth in Section 9(d).

“Note Register” shall have the meaning set forth in Section 3(b).

“Original Issue Date” means the date of the first issuance of the Notes, regardless of any transfers of any Note or any portion of any Note and regardless of the number of instruments which may be issued to evidence such Notes.

“Other Holders” means holders of Other Notes.

“Other Notes” means Notes nearly identical to this Note issued to Other Holders pursuant to the Purchase Agreement.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Purchase Agreement” means the Note and Warrant Purchase Agreement, dated as of May 15, 2022, between Borrower and the Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Successor Entity” means, as applicable, the surviving Person, or the Person to whom all or substantially all the assets of the Borrower are transferred, following a transaction with Borrower as described under Section 5(n).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock of Borrower is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQB, or the OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means the Purchase Agreement and the Notes.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported on the OTCQX, OTCQB or OTC Pink Marketplace maintained by the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price of the Common Stock on the first such facility (or a similar organization or agency succeeding to its functions of reporting prices), or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority of the aggregate outstanding principal amounts under this Note and the Other Notes then outstanding and reasonably acceptable to Borrower, the fees and expenses of which shall be paid by Borrower. For purposes of calculating VWAP over any multiple-day period, the number of shares of Common Stock shall be adjusted for any stock splits, stock combinations, reclassifications or similar transaction.

Section 2.             Interest.

(a)          Interest Rate. Subject to Section 2(b), Holder shall be entitled to receive and Borrower shall pay cumulative interest on the outstanding principal amount of this Note at the annual rate of ten (10%) percent. Accrued interest shall be payable quarterly in arrears to, but excluding the date of payment  on the 15th day of July, October, January and April of each calendar year beginning on July 15, 2022 and continuing quarterly thereafter until the principal has been paid in full or until the Notes are paid off in full pursuant to Section 6.

(b)         Specified Interest. Notwithstanding anything to the contrary in this Note, for purposes of calculating interest on this Note due on October 15, 2022 and January 15, 2023, the outstanding principal amount of this Note shall be deemed to be Two Million Five Hundred Thousand ($2,500,000) until November 15, 2022, as may be further reduced by amortization payments made in accordance with Section 6(b) on such date and thereafter.

(c)          Pari Passu. Except as otherwise set forth herein, all payments made on this Note and the Other Notes and all actions taken by Borrower with respect to this Note and the Other Notes shall be made and taken pari passu with respect to this Note and the Other Notes.

(d)         Application of Payments. Interest on this Note shall be calculated on the basis of a 360-day year and the actual number of days elapsed. Payments made in connection with this Note shall be applied first to interest that is due and payable on the date of such payment and thereafter to principal, except where expressly provided otherwise.

(e)          Manner and Place of Payment. Principal and interest on this Note and other payments in connection with this Note shall be payable at the Holder’s offices as designated above in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim. Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof.

Section 3.             Registration of Transfers.

(a)          Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(b)         Reliance on Note Register. Prior to due presentment for transfer to Borrower of this Note, Borrower and any agent of Borrower may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither Borrower nor any such agent shall be affected by notice to the contrary.

Section 4.             [Reserved].

Section 5.             Covenants.

(a)          Until the indefeasible payment in full of the obligations under this Note, the Borrower shall not permit (i) the sale of any equity interest of Scrubgrass Reclamation, L.P., a Delaware limited partnership, or Panther Creek Power Operating, LLC, a Delaware limited liability company (collectively, the “Power Subsidiaries”), the result of which would cause either one of the Power Subsidiaries to become less than wholly owned direct or indirect subsidiaries of the Borrower, (ii) the consummation of a sale of a majority of the assets (tangible and/or intangible) of the Power Subsidiaries, including any power generation assets other than to Borrower or a wholly owned direct or indirect Subsidiary of the Borrower, (iii) the sale of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, or (iv) the sale of assets of the Borrower and its Subsidiaries (in each case, other than (A) the sale of equipment of the Borrower used in the mining of cryptocurrency and digital currency, including Bitcoin (BTC), with a value not in excess of $500,000 and (B) a transaction pursuant to which the obligations of the Borrower are assumed in accordance with Section 5(n)).

(b)         Until the indefeasible payment in full of the obligations under this Note, the Borrower shall not pay any dividends or distributions in respect of the Common Stock of the Borrower.

(c)          [Reserved].

(d)          The Borrower shall (i) cause each of its existing Subsidiaries on the Closing Date to execute the Guaranty Agreement and (ii) within 30 calendar days of formation of any new Subsidiary (other than an Immaterial Subsidiary), cause such Subsidiary to become a Guarantor pursuant to the Guaranty Agreement. The Borrower shall not form any Subsidiaries (other than Immaterial Subsidiaries) which do not, within the time period set forth in clause (ii) above, become a party to the Guaranty Agreement.

(e)         Borrower will furnish (or cause to be furnished) to Holder as soon as the same become available, but in any event (i) within one hundred and twenty (120) days after the close of each fiscal year, audited financial statements reflecting Borrower’s operations during such fiscal year, including without limitation a balance sheet and profit and loss statement, (ii) within forty-five days (45) after the last day of each March, June, September and December (collectively a “Quarter-End”) other than Borrower’s fiscal year-end, management-prepared financial statements including without limitation a balance sheet and profit and loss statement. Borrower shall ensure that all such statements are in reasonable detail, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year or Quarter-End and accompanied by a certificate of Borrower’s chief financial officer, which certificate shall state that such financial statements fairly present the consolidated financial condition and results of operations (subject to normal year-end adjustments and (iii) within a reasonable period following any request therefor, such other information regarding the operations, business affairs, and financial condition of the Borrower and its subsidiaries, or compliance with the terms of this Agreement, as the Holder may reasonably request.

(f)          The Borrower shall furnish to the Holder prompt written notice of (i) the Borrower obtaining actual knowledge of the occurrence of any Event of Default; (ii) the receipt by the Borrower of service with respect to, or the Borrower otherwise obtaining actual knowledge of, the filing or commencement of any action, suit, or proceeding by or before any arbitrator or governmental authority against the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and (iii) the Borrower obtaining actual knowledge of any other development that has had, or could reasonably be expected to have, a Material Adverse Effect. The Borrower shall deliver with each notice delivered under this Section 5(f) a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(g)        The Borrower shall, and shall cause each of its Subsidiaries to preserve, renew, and keep in full force and effect its legal existence; provided that a Guarantor may dissolve, liquidate or merge with another entity so long as the successor or survivor of such transaction is a Guarantor.

(h)       The Borrower shall, and shall cause each of its Subsidiaries to, pay and perform its material obligations before the same become delinquent or in default, including tax liabilities, except where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (B) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (ii) the failure to pay or perform pending such contest could not reasonably be expected to have a Material Adverse Effect.

(i)          The Borrower shall, and shall cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition in accordance with industry practice, ordinary wear and tear excepted, except nothing in this Section 5(i) will prevent the Borrower or any of its subsidiaries from discontinuing the operation or maintenance of any such properties if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of its business and not disadvantageous in any material respect to the Holder and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(j)          The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in accordance with GAAP, prudent accounting practice, and applicable law. The Borrower shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Holder, upon reasonable prior notice and subject to applicable safety rules and regulations, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances, and condition with its officers and, so long as the Borrower has been given reasonable notice thereof and an opportunity to participate in such discussions, independent accountants, all at such reasonable times during the Borrower’s and each of its Subsidiaries’ normal business hours (and in a manner so as, to the extent practicable, not to interfere with the normal business operations of the Borrower and each of its subsidiaries or jeopardize any applicable privileges) and as often as reasonably requested.

(k)         The Borrower shall, and shall cause each of its Subsidiaries to, comply with all laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(l)          The Borrower shall use the proceeds of the Notes for the general corporate purposes of the Borrower and its subsidiaries.

(m)         The Borrower shall, and shall cause each of the Subsidiaries to, promptly, upon the request of the Holder (i) correct any material defect or error that may be discovered in this Note or in the execution thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register, and re-register any and all such further acts, deeds, certificates, assurances, and other instruments the Holder may reasonably require from time to time in order to carry out more effectively the purposes of this Note.

(n)        The Borrower shall not merge or consolidate with, or transfer all or substantially all of its assets to, any other Person, unless (i) the Borrower is the surviving entity of such merger or consolidation or (ii) if the Borrower is not the surviving Person, the surviving Person resulting from such merger or consolidation, or the Person to whom such assets are transferred, shall expressly assume the obligations of the Borrower hereunder and under the Purchase Agreement and other Transaction Documents pursuant to an assumption agreement or such other instrument in form and substance reasonably satisfactory to the Holders of a majority of the aggregate outstanding principal amounts under this Note and the Other Notes, including the performance and observance of all the covenants and conditions of the Notes, the Purchase Agreement and other Transaction Documents on the part of the Borrower to be performed or observed.

(o)          Borrower agrees, upon request of Holder or permitted assignee, to take all steps reasonably necessary to promptly effect the removal of any restrictive legend from the certificates representing  shares of Common Stock or the book-entry account of such shares of Common Stock issued to Holder pursuant to this Note, and Borrower shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as Holder, its permitted assigns or its broker provides to Borrower a certification as to the length of time the such shares have been held and a certification that the Holder is not an affiliate of Borrower. Borrower shall cooperate with Holder to effect the removal of the legend at any time such legend is no longer appropriate.

Section 6.             Amortization.

(a)          Borrower shall repay the principal of the Note as follows:

(i)         An initial amortization payment of $833,333.33 shall be deemed paid upon the execution and delivery by Borrower of the Amended and Restated Warrant.

(b)          Subsequent payments of $416,666.67 be payable on the fifteenth (15th) day of each of November 2022, December 2022, January 2023 and February 2023, and Borrower may elect to pay each such payment amount (A) in cash or (B) in shares of Common Stock in an amount that would not result in Holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of nine and ninety-nine-one-hundredths percent (9.99%) of the then-outstanding shares of Common Stock as a result of such payment, in each case, at a twenty percent (20%) discount to the average of the daily VWAPs for each of the twenty (20) consecutive Trading Days preceding the payment date, with the remainder of each such amortization payment to be paid in cash.  On the tenth (10th) day of the month immediately preceding the month during which a payment is due, Borrower shall provide Holder and by way of public disclosure, notice of its election to make all or a portion of such payment in shares of Common Stock and Borrower shall not be permitted to make a portion of such payment in shares if Borrower has not provided such notice.

(c)          Schedule I sets forth the relevant deadlines applicable to payments made pursuant to ~~this~~ Section 6(b) of this Note.

(d)         With respect to any payments made in shares of Common Stock in accordance with this Section 6, Borrower will do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as Holder may reasonably request in order for such shares to be Freely Tradeable; provided, however, that in no event shall Borrower be obligated to register such shares of Common Stock. Borrower shall cause its transfer agent to electronically transmit such shares of Common Stock to the account of Holder through the facilities of The Depository Trust Company.

(e)          Notwithstanding anything herein to the contrary, the Borrower shall not, pursuant to Section 6(b), issue any shares of Common Stock or securities convertible into Common Stock, and any such issuance shall be null and void and treated as if never made, to the extent that such issuance, when aggregated with any other Common Stock theretofore or simultaneously therewith issued (including all of the transactions as contemplated under the Purchase Agreement and the Amended and Restated Warrant) to or otherwise beneficially owned by the Holder and its Affiliates and any other Persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including any shares held by any “group” of which the Holder is a member), would result in a “change of control” of the Borrower within the meaning of Nasdaq Listing Rule 5635(b) or otherwise require shareholder approval under Nasdaq Listing Rule 5635(d); except that such limitation shall not apply in the event that the Borrower obtains all necessary shareholder approvals for such issuance in accordance with the Nasdaq Listing Rules.

Section 7.             Prepayment. Borrower shall have the right, at its sole election, at any time to prepay or redeem this Note in whole or in part.

Section 8.             Events of Default.

(a)         “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)          any default in the payment of (A) the principal amount of the Note or (B) other amounts owing to the Holder, as and when the same shall become due and payable (whether by acceleration or otherwise) which default, solely in the case of a default under clause (B) above, is not cured within five (5) Trading Days after Borrower has become or should have become aware of such default;

(ii)          [Reserved];

(iii)        Borrower shall fail to observe or perform any other covenant or agreement contained in the Purchase Agreement or this Note, which failure is not cured, if possible to cure, within the earlier to occur of (A) twenty (20) Trading Days after notice of such failure sent by the Holder to Borrower and (B) thirty (30) Trading Days after Borrower has become or should have become aware of such failure;

(iv)        a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents, including but not limited to failure to strictly comply with the provisions of the Warrants;

(v)         any material representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any Other Holder in connection therewith shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(vi)         Borrower or any of its Subsidiaries shall be subject to a Bankruptcy Event;

(vii)       Borrower or any of its Subsidiaries shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (A) involves an obligation greater than two hundred fifty thousand Dollars ($250,000), whether such indebtedness now exists or shall hereafter be created, and (B) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(viii)       Borrower does not meet the current public information requirements under Rule 144;

(ix)         any monetary judgment, writ or similar final process shall be entered or filed against Borrower, any subsidiary or any of their respective property or other assets for more than two hundred fifty thousand Dollars ($250,000), and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of ninety (90) calendar days;

(x)          any dissolution, liquidation or winding up by Borrower and its Subsidiaries, taken as a whole, of a substantial portion of their business;

(xi)         cessation of operations by Borrower and its Subsidiaries, taken as a whole;

(xii)       the failure by Borrower or any of its material Subsidiaries to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) which would have a Material Adverse Effect and such breach is not cured with twenty (20) days after written notice to Borrower from the Holder (notwithstanding the foregoing, Borrower may elect in its reasonable business judgment to abandon any intellectual property rights);

(xiii)      an event resulting in the Common Stock no longer being listed or quoted on a Trading Market, or notification from a Trading Market that the Borrower is not in compliance with the conditions for such continued quotation and such non-compliance continues for twenty (20) days following such notification;

(xiv)       a Commission or judicial stop trade order or suspension from its principal Trading Market;

(xv)       the restatement after the date hereof of any financial statements filed by the Borrower with the Commission for any date or period prior to the date hereof and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect. For the avoidance of doubt, any restatement related to new accounting pronouncements or pending SEC Comment Letters shall not constitute a default under this Section;

(xvi)       the Borrower effectuates a reverse split of its Common Stock without ten (10) days’ prior written notice to the Holder;

(xvii)      a default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of an event of default under any such other agreement to which Borrower and Holder are parties which is not cured after any required notice and/or cure period; or

(xviii)    any material provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by Borrower or any Subsidiary or any governmental authority having jurisdiction seeking to establish the invalidity or unenforceability thereof, or Borrower or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document.

(b)       Remedies Upon Event of Default. Upon any Event of Default (other than an Event of Default pursuant to Section 8(a)(vi)), the outstanding principal amount of this Note and other amounts owing in respect thereof, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. Upon any Event of Default pursuant to Section 8(a)(vi), the outstanding principal amount of this Note and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. Commencing on the Maturity Date and also five (5) days after the occurrence of any Event of Default interest on this Note shall accrue in addition to the ten percent (10%) per annum at an interest rate equal to the lesser of five percent (5%) per annum or the maximum rate permitted under applicable law. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by Borrower. In connection with such acceleration described herein, the Holder need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 8(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.              Miscellaneous.

(a)        Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (A) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (B) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to Borrower, to: Stronghold Digital Mining, Inc., 595 Madison Avenue, 28th Floor, New York, NY 10022 Attn: Chief Executive Officer, with a copy by email to (which shall not constitute notice): Vinson & Elkins LLP, 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036, Attn: Daniel M. LeBey, Esq. and (ii) if to the Holder, to: the address indicated on the front page of this Note, Attn: Andy Lee, with an additional copy by email only to (which shall not constitute notice): Christopher E. Centrich, Esq.

(b)        Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of Borrower. This Note ranks pari passu with all Other Notes now or hereafter issued under the terms set forth herein.

(c)         Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to Borrower.

(d)         Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

(e)         Waiver. Any waiver by Borrower or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of Borrower or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by Borrower or the Holder must be in writing.

(f)          Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(g)          Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(h)        Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i)           Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(j)         Amendment. Unless otherwise provided for hereunder, this Note may not be modified or amended or the provisions hereof waived without the written consent of Borrower and the Holders of a majority of the aggregate outstanding principal amounts under this Note and the Other Notes. Notwithstanding the foregoing, any modification, amendment or waiver which (i) forgives or alters the principal amount due hereunder, the rate of interest applicable to the Loans, the due date for any payment hereunder or the maturity thereof, (ii) materially adversely alters or changes any rights of any Holder under this Note or (iii) amends, modifies or waives Sections 4 or 9(j) of this Note must, in each case, be executed by the Borrower and the Holder.

(k)          Facsimile Signature. In the event that the Borrower’s signature is delivered by facsimile transmission, PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the Borrower with the same force and effect as if such signature page were an original thereof.

(l)          Amendment and Restatement. This Note is given in amendment, restatement and modification (but not in extinguishment or novation) of that certain 10.0% Convertible Note, issued May 15, 2022, executed by the Borrower and payable to the Holder, in the original principal amount of $2,500,000 (the “Original Note”). The indebtedness formerly evidenced by the Original Note shall hereafter be evidenced by this Note.

*********************

(Signature Pages Follow)

Schedule I

Amortization

Payment Date	Payment Amount	Due date of Notice of Election to Make Payment in Common Stock	First Trading Day Included in VWAP Calculation
November 15, 2022[1]	$416,666.67	October 10, 2022	October 17, 2022
~~December 15, 2022~~ December 22, 2022	$416,666.67	November 10, 2022	~~November 16, 2022~~ November 23, 2022
January 15, 2023	$416,666.67	December 10, 2022	December 15, 2022
February 15, 2023	$416,666.67	January 10, 2023	January 18, 2023

1 Previously paid by the Borrower.

[Schedule I]